Exhibit 10.63

Texas-New Mexico
Power Company
 Excess Benefit Plan

      October 1,1996

As Amended and Restated Effective October 1, 1996

    Table of Contents

Article I: Purposes

Article II: Definitions and
2.1 Definitions:	1
2.2 Construction:	1
2.3 Governing Law	1
Article III: Eligibility and Participation	2
Article IV: Provisions for Benefits	2
Article V: Amount of Benefits	2
Article VI: Payment of Benefits	2
Article VII: Death Benefits	2
Article VIII: Appointment of Committee	3
8.1 Appointment of Committee:	3
8.2 Committee Powers and Duties:	3
8.3 Claims Procedure:	3
Article IX: Miscellaneous Provisions	4
9.1 Amendment, Termination, Etc	4
9.2 Nonguarantee of Employment:	4
9.3 Nonalienation of Benefits	4
9.4 Liability	4
9.5 Indemnification:	4

Texas-New Mexico Power Company Excess Benefit Plan

Article I: Purpose

The purpose of this Plan is to provide those defined benefit plan benefits which are not payable to an employee under such plan because of the limitations of Code Sections 401(a)(17) and 415 of the Internal Revenue Code.

Article II: Definitions and Construction

2.1   Definitions:

Where the following words and phrases appear in this Plan, they shall have the respective, meanings set forth, below, unless their context clearly indicates to the contrary.

(a)   Basic Pension Plan Benefit: The amount of pension payable to the
Participant under the Pension Plan after reduction to comply with the limits of
Code Sections 401(a)(17) and/or 415.

(b)    Board of Directors: The duly elected and serving Board of Directors of the Employer or any duly authorized committee of that Board.
       (c) Code: The Internal Revenue Code of 1986, as amended from time to time.  (d) Committee: The persons appointed to administer the Plan in accordance with Article VIII.

(e)   Effective Date: January 1, 1983

(f)    Employer Texas-New Mexico Power Company, a corporation
organized and existing under the laws of the State of Texas, or its successor or successors.

(g)   Excess Pension Plan Benefit: A Participant's vested pension benefit, if any, provided under  Article V hereof attributable to the reduction in his Pension
Plan benefit in compliance with Code Sections 401(a)17 and/or 415.

(h) Participant: An eligible employee of the Employer who meets the requirements to participate in the Plan in accordance with the provisions of Article III hereof.

(I) Pension Plan: Texas-New Mexico Power Company Pension Plan, as

amended or restated from time to time.

(j)   Plan: Texas-New Mexico Power Company Excess Benefit Plan, as amended or restated from time  to time.

(k) Plan Year: The twelve (12) month period beginning on January 1st and ending on December 3 1st

2.2 Construction:

    The masculine gender, where appealing in the Plan, shall be deemed to include the feminine gender; the singular may include the plural; and vice versa, unless the context clearly indicates to the contrary.

2.3 Governing Law:

The Plan shall be construed in accordance with and governed by the laws of the State of Texas, except to the extent preempted by federal law.

Texas-New Mexico Power Company Excess Benefit Plan

Article III: Eligibility and Participation

Any employee of the Employer whose Basic Pension Plan Benefit is limited by the benefit limitations of Code Sections 401(a)(17) and/or 415 and/or any employee who has been granted additional years of service for purposes of this plan shall participate in this plan if designated for coverage hereunder by the Board of Directors. Only employees who are within a select group of management or highly compensated Employees may be designated for coverage hereunder.

Article IV: Provisions for Benefits

Benefits under the Plan shall constitute general obligations of the Employer in accordance with the terms of the Plan. No amounts in respect of such benefits shall be set aside or held in trust, and no recipient of any benefit shall have any right to have the benefit paid out of any particular assets of the Employer. (Except that the Board of Directors may establish a trust(s) out of which the benefits hereunder may be paid, provided that the principal and income of such trust(s) are subject to the claims of the creditors of the Employer in the event of insolvency as provided for under me terms of such trust(s).)

Article V: Amount of Benefits

If the pension payable to the Participant from the Pension Plan is less than the Participant's pension benefit would be if it were (i) calculated without reference to the limitations of Code Sections 401(a)(17) and/or 415, (ii) not reduced as a result of any voluntary deferrals of compensation under the terms of the Texas-New Mexico Power Company Deferred Compensation Plan, and (iii) calculated using any additional years of service that have been granted to the Participant for purposes of this plan, then the difference between the actual pension benefit and the benefit so calculated shall be provided by this plan.

Article VI: Payment of Benefits

Payment of any Participant's Excess Pension Plan Benefit under Article V hereof, shall commence at the same time as the payment of me Participant's Pension benefit under the Pension Plan, and shall be in the form elected by the Participant from the payment options made available by the Employer. A Participant's election will only be valid if it is filed (on a form prescribed by the Committee), prior to beginning of the Plan Year preceding the Plan Year in which termination of employment occurs. If no valid election is made, then payment of benefits, if any, shall be made in the form of a 10 Year Certain and Life Pension as defined by the Pension Plan , or in the sole discretion of the Committee, in a lump sum.

Texas-New Mexico Power Company Excess Benefit Plan

Article VII: Death Benefits

In the event any death benefit payable under the Pension Plan prior to commencement of the Basic Pension Plan Benefit thereunder is limited due to Code Sections 401(a)(17) and/or 415 limitations, the amount by which such death benefit is so limited shall be payable hereunder at the same time and in the same manner as the death benefit payable under the Pension Plan*

Article Vlll: Appointment of Committee

8.1 Appointment of Committee:

The Plan shall be administered by a Committee, which, unless otherwise determined by the Board of Directors, shall be the Board of Directors. The membership of the Committee may be reduced, changed, or increased from time to time in the absolute discretion of the Board of Directors.

8.2 Committee Powers and Duties:

The duties of the Committee will be determined by the Board of Directors. The Committee shall have such powers as may be necessary to discharge its duties hereunder.

8.3 Claims Procedure

In any case in which a claim for Plan benefits of a Participant or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety days (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period), which notice shall:

(i) State the specific reason or reasons for the denial or modification;

(ii) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(iii) Provide a description of any additional material or information necessary for the Participant, his beneficiary, or representative to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) Explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Participant, his beneficiary, or a representative of such Participant or beneficiary desires to have such denial or modification reviewed, he must within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Participant, his beneficiary, or the representative of such Participant or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty days following such request for review, the Committee shall, after

Texas-New Mexico Power Company Excess Benefit Plan

providing a full and fair review, render its final decision in writing to the Participant, his beneficiary, or the representative of such Participant or beneficiary, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Committee's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of tone for review is required, written notice of the extension shall be furnished to the Participant, beneficiary, or the representative of such Participant or beneficiary prior to the commencement of the extension period.

Article IX: Miscellaneous Provisions

9.1    Amendment, Termination, Etc.:

The Board of Directors may in its absolute discretion, by resolution, from time to time, amend, suspend, or terminate in whole or in part (and if terminated reinstate) any or all provisions of the Plan; except that no amendment, suspension, or termination may apply so as to decrease the payment to any Participant (or Beneficiary) of any benefit under the Plan, which he accrued prior to the effective date of such amendment, suspension, or termination. Any such amendment, suspension, or termination shall become effective on such date as shall be specified in such resolution and, except as expressly limited, in this section 9.1, include such provisions and have such effect as the Board of Directors in its absolute discretion deems desirable.

9.2   Nonguarantee of Employment:

Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any employee, or as a right of any employee to be continued in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its employees, with or without cause.

9.3    Nonalientation of Benefits:

To the extent permitted by law, benefits payable under this Plan shall not, without Committee consent, be subject in any manner to anticipation, alienation, sale, transfer, assignment pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Any unauthorized attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits payable hereunder shall be void. No part of the assets of the Employer shall be subject to seizure by legal process resulting from any attempt by creditors of or claimants against any Participant (or beneficiary), or any person claiming under or through the foregoing,

9.4   Liability:

Texas-New Mexico Power Company Excess Benefit Plan

No member of the Board of Directors, or of the Committee, shall be liable for any act or action, whether of commission or omission, taken by any other member or by any officer, agent, or employee of the Employer, or of any such body, nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

9.4   Indemnification:

The Company shall indemnify and hold harmless each member of the Board of Directors and/or the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such, member's own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without without limitation, the  amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof..

Texas-New Mexico Power Company

By:  __/s/ Michael D. Blanchard____

Name: __Michael D. Blanchard____

Title:  __Corporate Secretary______